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INTER-TEL (DELAWARE), INCORPORATED

(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

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Steven G. Mihaylo issued the following press release on June 29, 2007:

Mihaylo Adamant that Postponement is Purely a Desperate Attempt by Inter-Tel to Salvage Undervalued Buyout Deal

TEMPE, AZ - June 29, 2007 - Steven G. Mihaylo, founder and former Chief Executive Officer of Inter-Tel (Delaware), Incorporated (NasdaqNM: INTL- News) expressed dismay at the Board’s decision to postpone the Special Meeting to vote on the buyout by Mitel Networks Corporation (“Mitel”).

“I am confident that shareholders have had sufficient time to evaluate their investment in order to determine the course of action that would most maximize their returns, and should have been allowed to express their wishes today. I urge shareholders to demand that the Board cease these delay tactics and accept the voice of the shareholders.”

With respect to the specific reasons given by Inter-Tel for postponement, Mr. Mihaylo stated “I have obtained over $250 million of committed financing for my recapitalization alternative and have confirmed this morning with RBC Capital Markets, my financing source, that the current events in the debt markets will not impede the execution of their committed financing. In addition, shareholders have had over two months to evaluate the Mitel deal and should be allowed to express their views without further delay. As for changes in the shareholder base since the Mitel merger announcement, that would seem to be true in almost every publicly announced transaction and should not be a reason for avoiding the wishes of shareholders.”

Mihaylo went on to say that it is time for Inter-Tel to move forward and refocus on growth and stockholder value. “I believe the Board ran a flawed process that may have elicited a higher bid and that we, as shareholders, deserve more. I urge stockholders who have already voted AGAINST the merger to remain resolute and join me in pursuing a path forward for the Company.”

Contact:

Media Contact:

Sitrick And Company

Terry Fahn or John Lippman

310-788-2850

Investor Contact:

MacKenzie Partners

Dan Burch or Amy Bilbija

212-929-5500

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